Exhibit 99.1

Hawkins, Inc. Reports
Third Quarter Fiscal 2025 Results

Roseville, Minn., January 29, 2025 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the nine months ended December 29, 2024, its third quarter of fiscal 2025.

Third Quarter Fiscal Year 2025 Highlights:

•Record third quarter results for revenue, gross profit, operating income, and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure.
•Overall revenue growth of 8%, once again driven by the Water Treatment segment growth of 22% over the same period of the prior year.
•Gross profit growth of 15% over the same period of the prior year, with double-digit percentage growth for both the Water Treatment and Health and Nutrition segments.
•Third quarter operating income of $21.1 million, our 27th consecutive quarter of year-over-year operating income growth.
•Income before income taxes grew 12% over the same period of the prior year.
•Diluted earnings per share (“EPS”) of $0.72 compared to $0.71 in the prior year.
•Adjusted EBITDA, a non-GAAP measure, of $33.6 million, a 13% increase over the same period of the prior year. Trailing 12-month adjusted EBITDA was $162 million.
•Year to date, revenue was up 5% over the prior year and EPS was up 11%.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“For each of the last four quarters, we have achieved record year-over-year performance for several of our key metrics. In the third quarter, our record performance was once again driven by the Water Treatment business, as we realized the benefits of the seven acquisitions we have completed over the last 18 months. Within the quarter we saw strong revenue growth of 22% in our Water Treatment business, with this growth driven by both revenue from our recent acquisitions as well as strong organic volume growth of 9%. Revenue in our Industrial segment declined year over year, as expected, due primarily to reduced selling prices driven by lower commodity costs and product mix, offset slightly by overall volumes being up. Health and Nutrition revenues increased due to growth of our manufactured product sales. Overall, we saw 8% revenue growth with gross profit increasing 15%, operating income increasing 14% and pretax income increasing 12%.”

Mr. Hawkins continued, “Our balance sheet continues to be strong. In the quarter, our net borrowings of $10 million helped fund our acquisition of Water Guard, our first water treatment site in North Carolina. Our leverage ratio was 0.7x trailing 12-month proforma adjusted EBITDA at the end of the quarter. As we close out our fiscal year, we expect continued growth within the Water Treatment and Health and Nutrition segments. We expect to see our Industrial segment continue to perform similar to the first nine months of fiscal 2025.”

Third Quarter Financial Highlights:

NET INCOME
For the third quarter of fiscal 2025, the Company reported net income of $15.0 million, or $0.72 per diluted share, compared to net income for the third quarter of fiscal 2024 of $14.9 million, or $0.71 per diluted share. The prior year EPS was positively impacted by $0.08 per share due to an unusual favorable tax adjustment.
REVENUE
Sales were $226.2 million for the third quarter of fiscal 2025, an increase of $17.7 million, or 8%, from sales of $208.5 million in the same period a year ago. Water Treatment segment sales increased $17.8 million, or 22%, to $99.8 million for the current quarter, from $82.0 million in the same period a year ago. Water Treatment sales increased as a result of added sales from our acquired businesses as well as increased sales volumes in our legacy business. Despite showing sequential improvement, Industrial segment sales decreased $1.0 million, or 1%, to $92.0 million for the current quarter, from $93.0 million in the same period a year ago. Sales decreased as a result of lower selling prices on certain products, driven by lower raw material costs and product mix changes. Health and Nutrition segment sales increased $1.0 million, or 3%, to $34.5 million for the current quarter, from $33.5 million in the same period a year ago. Health and Nutrition sales increased due to increased sales of our manufactured products.

GROSS PROFIT
Gross profit increased $6.2 million, or 15%, to $48.4 million, or 21% of sales, for the current quarter, from $42.2 million, or 20% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $0.8 million, primarily due to lower anticipated year-end prices on certain products. In the same quarter a year ago, the LIFO reserve decreased, and gross profit increased, by $2.5 million.
Gross profit for the Water Treatment segment increased $5.8 million, or 29%, to $26.0 million, or 26% of sales, for the current quarter, from $20.2 million, or 25% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $0.1 million. In the same quarter a year ago, the LIFO reserve decreased, and gross profit increased, by $0.4 million. Water Treatment segment gross profit increased as a result of increased sales, including the incremental sales from our acquired businesses.
Gross profit for the Industrial segment decreased $1.3 million, or 8%, to $15.2 million, or 17% of sales, for the current quarter, from $16.5 million, or 18% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $0.6 million. In the same quarter a year ago, the LIFO reserve decreased, and gross profit increased, by $2.1 million. Industrial segment gross profit decreased primarily as a result of product mix changes and the change in the LIFO reserve.
Gross profit for our Health and Nutrition segment increased $1.7 million, or 31%, to $7.2 million, or 21% of sales, for the current quarter, from $5.5 million, or 16% of sales, in the same period a year ago. Health and Nutrition segment gross profit increased as a result of the increased sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $3.6 million, or 15%, to $27.4 million, or 12% of sales, for the current quarter, from $23.8 million, or 11% of sales, in the same period a year ago. Expenses increased primarily due to $1.9 million in added costs from the acquired businesses in our Water Treatment segment, including amortization of intangibles of $0.8 million, as well as other increased variable costs.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended December 29, 2024 was $33.6 million, an increase of $3.9 million, or 13%, from $29.7 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 26% for the current quarter and 18% for the same period a year ago. The effective tax rate in the third quarter of both years was impacted by favorable tax provision adjustments recorded, with the prior year being unusually beneficial and the current year being more in line with expectations. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
At the end of the third quarter, our working capital was $27 million higher than the end of fiscal 2024 due primarily to seasonally lower liabilities as well as increased inventories. During the quarter, we paid down $10 million on our line of credit. Our total debt outstanding at the end of the third quarter was $114.0 million and our leverage ratio was 0.70x our trailing 12-month proforma adjusted EBITDA, as compared to 0.66x of trailing twelve-month adjusted EBITDA at the end of fiscal 2024.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 61 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $919 million of revenue in fiscal 2024 and has approximately 1,000 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Nine months ended		Trailing 12-months ended
(In thousands)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023	December 29, 2024
Net Income (GAAP)	$15,021	$14,885	$68,018	$61,531	$81,851
Interest expense, net	1,216	1,168	3,906	3,033	5,155
Income tax expense	5,262	3,274	23,943	20,289	29,435
Amortization of intangibles	3,213	2,392	9,211	5,786	11,963
Depreciation expense	6,899	5,951	20,157	17,063	26,358
Non-cash compensation expense	1,723	1,287	5,022	3,506	6,396
Non-recurring acquisition expenses	298	710	580	832	664
Adjusted EBITDA	$33,632	$29,667	$130,837	$112,040	$161,822

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Sales	$226,205	$208,496	$729,113	$696,142
Cost of sales	(177,781)	(166,248)	(555,812)	(548,017)
Gross profit	48,424	42,248	173,301	148,125
Selling, general and administrative expenses	(27,361)	(23,774)	(78,702)	(64,173)
Operating income	21,063	18,474	94,599	83,952
Interest expense, net	(1,216)	(1,168)	(3,906)	(3,033)
Other income	436	853	1,268	901
Income before income taxes	20,283	18,159	91,961	81,820
Income tax expense	(5,262)	(3,274)	(23,943)	(20,289)
Net income	$15,021	$14,885	$68,018	$61,531

Weighted average number of shares outstanding - basic	20,766,764	20,781,632	20,780,213	20,864,349
Weighted average number of shares outstanding - diluted	20,875,387	20,907,321	20,902,456	21,004,077
Basic earnings per share	$0.72	$0.72	$3.27	$2.95
Diluted earnings per share	$0.72	$0.71	$3.25	$2.93
Cash dividends declared per common share	$0.18	$0.16	$0.52	$0.47

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 29, 2024	March 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,305	$7,153
Trade accounts receivables, net	111,521	114,477
Inventories	81,634	74,600
Prepaid expenses and other current assets	8,895	6,596
Total current assets	210,355	202,826
PROPERTY, PLANT, AND EQUIPMENT:	410,427	386,648
Less accumulated depreciation	189,984	177,774
Net property, plant, and equipment	220,443	208,874
OTHER ASSETS:
Right-of-use assets	13,096	11,713
Goodwill	116,738	103,399
Intangible assets, net of accumulated amortization	130,474	116,626
Deferred compensation plan asset	11,892	9,584
Other	4,242	4,912
Total other assets	276,442	246,234
Total assets	$707,240	$657,934
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$39,891	$56,387
Accrued payroll and employee benefits	18,371	19,532
Income tax payable	—	1,943
Current portion of long-term debt	9,913	9,913
Environmental remediation	7,700	7,700
Other current liabilities	8,379	7,832
Total current liabilities	84,254	103,307
LONG-TERM LIABILITIES:
Long-term debt, less current portion	103,884	88,818
Long-term lease liability	10,613	9,530
Pension withdrawal liability	3,252	3,538
Deferred income taxes	22,120	22,406
Deferred compensation liability	13,413	11,764
Earnout liability	12,262	11,235
Other long-term liabilities	461	1,310
Total long-term liabilities	166,005	148,601
Total liabilities	250,259	251,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,766,764 and 20,790,261 shares issued and outstanding as of December 29, 2024 and March 31, 2024, respectively	208	208
Additional paid-in capital	32,783	38,154
Retained earnings	421,682	364,549
Accumulated other comprehensive income	2,308	3,115
Total shareholders’ equity	456,981	406,026
Total liabilities and shareholders’ equity	$707,240	$657,934

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended
	December 29, 2024	December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,018	$61,531
Reconciliation to cash flows:
Depreciation and amortization	29,368	22,849
Change in fair value of earnout liability	1,027	—
Operating leases	2,557	1,884
Gain on deferred compensation assets	(1,268)	(901)
Stock compensation expense	5,022	3,506
Other	(4)	70
Changes in operating accounts providing (using) cash:
Trade receivables	6,157	22,500
Inventories	(5,682)	25,665
Accounts payable	(16,026)	(14,334)
Accrued liabilities	(1,698)	(610)
Lease liabilities	(2,565)	(1,804)
Income taxes	(2,636)	(1,824)
Other	(2,018)	(922)
Net cash provided by operating activities	80,252	117,610
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(30,008)	(28,248)
Acquisitions	(43,400)	(78,855)
Other	586	723
Net cash used in investing activities	(72,822)	(106,380)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(10,885)	(9,886)
New shares issued	1,297	2,243
Payroll taxes paid in exchange for shares withheld	(2,541)	(2,140)
Shares repurchased	(9,149)	(11,272)
Payments on revolving loan	(50,000)	(67,000)
Proceeds from revolving loan borrowings	65,000	75,000
Net cash used in financing activities	(6,278)	(13,055)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,152	(1,825)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,153	7,566
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,305	$5,741

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$26,566	$22,125
Cash paid for interest	$4,208	$3,252
Noncash investing activities - capital expenditures in accounts payable	$1,152	$2,887

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Industrial	Health and Nutrition	Total
Three months ended December 29, 2024:
Sales	$99,752	$91,997	$34,456	$226,205
Gross profit	26,027	15,180	7,217	48,424
Selling, general, and administrative expenses	16,054	7,058	4,249	27,361
Operating income	9,973	8,122	2,968	21,063
Three months ended December 31, 2023:
Sales	$82,019	$92,990	$33,487	$208,496
Gross profit	20,241	16,495	5,512	42,248
Selling, general, and administrative expenses	12,470	7,292	4,012	23,774
Operating income	7,771	9,203	1,500	18,474
Nine months ended December 29, 2024:
Sales	$341,456	$285,135	$102,522	$729,113
Gross profit	96,572	55,324	21,405	173,301
Selling, general and administrative expenses	45,732	20,649	12,321	78,702
Operating income	50,840	34,675	9,084	94,599
Nine months ended December 31, 2023:
Sales	$276,595	$312,398	$107,149	$696,142
Gross profit	75,957	53,645	18,523	148,125
Selling, general and administrative expenses	31,741	20,673	11,759	64,173
Operating income	44,216	32,972	6,764	83,952

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com